EXHIBIT 99.1

DEP Holdings, LLC

Unaudited Condensed Consolidated Balance Sheet at June 30, 2007

DEP HOLDINGS, LLC

DEP HOLDINGS, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AT JUNE 30, 2007

(Dollars in thousands)

June 30,
ASSETS	2007
Current assets:
Cash and cash equivalents	$ 6,067
Accounts receivable - trade, net of allowance for doubtful accounts
of $50 at June 30, 2007	84,017
Accounts receivable – related parties	7,151
Inventories	8,564
Prepaid and other current assets	964
Total current assets	106,763
Property, plant and equipment, net	792,271
Investments in and advances to unconsolidated affiliate	3,641
Intangible assets, net of accumulated amortization of $1,277 at June 30, 2007	6,850
Other assets	332
Total assets	$ 909,857

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable – trade	$ 11,333
Accounts payable – related parties	26,969
Accrued gas payables	77,256
Accrued costs and expenses	58
Accrued interest	118
Other current liabilities	7,858
Total current liabilities	123,592
Long-term debt (see Note 8)	190,000
Other long-term liabilities	986
Parent interest in subsidiaries (see Note 9)	594,841
Commitments and contingencies
Member’s equity	438
Total liabilities and partners’ equity	$ 909,857

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2007

Note 1. Company Organization and Basis of Financial Statement Presentation

Significant Relationships Referenced in these Notes

Unless the context requires otherwise, references to “we,” “us,” “our,” or “DEP Holdings, LLC” are intended to mean the business and operations of DEP Holdings, LLC, as well as its consolidated subsidiaries , which include Duncan Energy Partners L.P. and its consolidated subsidiaries.

References to “DEP Holdings” are intended to mean and include DEP Holdings, LLC, individually as the general partner of Duncan Energy Partners L.P., and not on a consolidated basis.

References to “Duncan Energy Partners” mean the business and operations of Duncan Energy Partners L.P. and its consolidated subsidiaries. Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”

References to “DEP Operating Partnership” mean DEP Operating Partnership, L.P., which is a wholly owned subsidiary of Duncan Energy Partners that conducts substantially all of its business.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries. Enterprise Products Partners is a publicly traded affiliate, the units of which are listed on the NYSE under the ticker symbol “EPD.”

References to “EPO” mean Enterprise Products Operating LLC (as successor in interest by merger to Enterprise Products Operating L.P.), which is our Parent, and its consolidated subsidiaries. EPO is a significant owner of Duncan Energy Partners’ common units.

References to “Enterprise Products GP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

References to “Enterprise GP Holdings” mean Enterprise GP Holdings L.P., which owns Enterprise Products GP. Enterprise GP Holdings is a publicly traded affiliate, the units of which are listed on the NYSE under the ticker symbol “EPE.”

References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the units of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by Enterprise GP Holdings.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities.

All of the aforementioned entities are affiliates and under common control of Dan L. Duncan, the Chairman and controlling shareholder of EPCO.

Company organization and formation

DEP Holdings is a Delaware limited liability company that was formed on September 29, 2006, to own a 2% general partner interest in Duncan Energy Partners. DEP Holdings is wholly owned by EPO, a wholly owned subsidiary of Enterprise Products Partners. DEP Holdings’ primary business purpose is to manage the affairs and operations of Duncan Energy Partners and its subsidiaries. Duncan Energy Partners conducts substantially all of its business through its wholly owned subsidiary, DEP Operating Partnership. Duncan Energy Partners and DEP Operating Partnership were formed to acquire, own and operate a diversified portfolio of midstream energy assets.

On February 5, 2007, Duncan Energy Partners (“DEP”) completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at a price of $21.00 per unit, which generated net proceeds of $291.0 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, DEP distributed $260.6 million of these net proceeds to EPO, along with $198.9 million in borrowings under its revolving credit facility and a final amount of 5,351,571 of its common units. DEP used $38.5 million of net proceeds from the overallotment to redeem 1,950,000 of the 7,301,571 common units it had originally issued to EPO, resulting in the final amount of 5,351,571 common units beneficially owned by EPO.

In connection with Duncan Energy Partners’ initial public offering, EPO contributed to Duncan Energy Partners a 66% equity interest in each of the following entities: (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”), a Delaware limited liability company; (ii) Acadian Gas, LLC (“Acadian Gas”), a Delaware limited liability company; (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), a Delaware limited partnership, including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene”), a Delaware limited partnership, including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”), a Delaware limited liability company. EPO retained the remaining 34% equity interests in each of these subsidiaries.

The following is a brief description of the businesses contributed to Duncan Energy Partners by EPO on February 5, 2007:

▪	Mont Belvieu Caverns owns and operates salt dome caverns and a brine system located in Mont Belvieu, Texas.
▪

Acadian Gas gathers, transports, stores and markets natural gas in Louisiana utilizing over 1,000 miles of high-pressure transmission lines and lateral and gathering lines with an aggregate throughput capacity of one billion cubic feet per day (the “Acadian Gas System”), including a 27-mile pipeline owned by its unconsolidated affiliate Evangeline Gas Pipeline L.P. (“Evangeline”) and a leased storage cavern with three billion cubic feet of storage capacity.

▪	Lou-Tex Propylene owns a 263-mile pipeline used to transport chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas.

▪	Sabine Propylene owns a 21-mile pipeline used to transport polymer-grade propylene from Port Arthur, Texas to a pipeline interconnect in Cameron Parish, Louisiana on a transport-or-pay basis.

▪

South Texas NGL owns a 220-mile pipeline extending from Corpus Christi, Texas to Pasadena, Texas that was purchased by EPO from a third party in August 2006 for $97.7 million. Beginning in January 2007, this pipeline (together with other pipelines constructed, leased or acquired since August 2006) commenced transportation of natural gas liquids (“NGLs”) from two of EPO’s processing facilities located in South Texas to Mont Belvieu, Texas. Collectively, these pipelines are called the DEP South Texas NGL Pipeline System.

EPO has owned controlling interests and operated the underlying assets of Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene and Sabine Propylene for several years. On February 5, 2007, DEP Operating Partnership assumed operating responsibilities.

Basis of Financial Statement Presentation

We own a 2% general partner interest in Duncan Energy Partners, which conducts substantially all of our business. We have no independent operations and no material assets outside those of Duncan Energy Partners. The number of reconciling items between our consolidated balance sheet and that of DEP are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of Duncan Energy Partners, our Parent interest ownership in our net assets by the limited partners of Duncan Energy Partners, our

Parent interest in subsidiaries of Duncan Energy Partners and the elimination of our investment in Duncan Energy Partners with our underlying partner’s capital account in Duncan Energy Partners. See Note 9 for additional information regarding our Parent interest and minority interest in our consolidated subsidiaries.

Note 2. General Accounting Policies and Related Matters

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliate are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

To the extent applicable, we would also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership. If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we would account for the investment using the cost method.

Estimates

Preparing DEP Holdings’ Unaudited Condensed Consolidated Balance Sheet in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Income Taxes

We are organized as a pass-through entity for income tax purposes. As a result, our partners are responsible for federal income taxes on their share of our taxable income. At June 30, 2007, our net deferred tax liability of $62 thousand is applicable to state tax obligations under the Texas Margin Tax.

In accordance with Financial Accounting Standards Board Interpretation “FIN” 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position.

Minority Interest and Parent Interest in Subsidiaries

As presented in our Unaudited Condensed Consolidated Balance Sheet, minority interest represents third-party ownership interests in the net assets of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interest in such amounts presented as minority interest. We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest. See Note 9 for additional information.

Recent Accounting Developments

Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and we will be required to adopt SFAS 157 on January 1, 2008. We do not believe SFAS 157 will have a material impact on our financial position since we already apply its basic concepts in measuring fair values used to record various transactions such as business combinations and asset acquisitions.

SFAS 159, “Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of Financial Accounting Standard Board Statement No. 115,” permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurements attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not believe SFAS 159 will have a material impact on our financial position

Note 3. Financial Instruments

In addition to its natural gas transportation business, Acadian Gas engages in the purchase and sale of natural gas. The price of natural gas fluctuates in response to changes in supply, market uncertainty, and a variety of additional factors that are beyond our control. Acadian Gas may enter into risk management transactions to manage price risk, basis risk, physical risk or other risks related to its commodity positions on both a short-term (less than 30 days) and a long-term basis, not to exceed 24 months.

Acadian Gas may use commodity financial instruments such as futures, swaps and forward contracts to mitigate such risks. In general, the types of risks Acadian Gas attempts to hedge are those related to the variability of its future earnings and cash flows resulting from changes in applicable commodity prices. The commodity financial instruments that Acadian Gas utilizes may be settled in cash or with another financial instrument. As a matter of policy, Acadian Gas does not use financial instruments for speculative (or “trading”) purposes.

Acadian Gas enters into a small number of cash flow hedges in connection with its purchase of natural gas held-for-sale. In addition, Acadian Gas enters into a limited number of offsetting financial instruments that effectively fix the price of natural gas for certain of its customers.

The fair value of the Acadian Gas commodity financial instrument portfolio was a liability of $307 thousand at June 30, 2007.

Note 4. Inventories

Our inventory consists of natural gas volumes valued at the lower of average cost or market (“LCM”). At June 30, 2007, the value of our natural gas inventory was $8.6 million. As a result of fluctuating market conditions, we recognize LCM adjustments when the historical cost of our inventory exceeds its net realizable value. For the three months and six months ended June 30, 2007, we recognized LCM adjustments of approximately $0.2 million and $0.3 million, respectfully.

Note 5. Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at June 30, 2007:

	Estimated Useful	June 30,
	Life in Years	2007
Natural gas and petrochemical pipelines
and related equipment (1)	3-35 (4)	$ 404,332
Underground storage wells and related assets (2)	5-35 (5)	345,878
NGL pipelines and related equipment	5-35 (6)	133,181
Transportation equipment (3)	3-10	1,302
Land		17,734
Construction in progress		47,869
Total		950,296
Less accumulated depreciation		158,025
Property, plant and equipment, net		$ 792,271

(1)    Includes natural gas and petrochemical pipelines, office furniture and equipment, buildings, and related assets.

(2)    Underground storage facilities include underground product storage caverns and related assets such as pipes and compressors.

(3)    Transportation equipment includes vehicles and similar assets used in our operations.

(4)    In general, the estimated useful lives of major components of this category are: pipelines, 18-35 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; and buildings 20-35 years.

(5)    In general, the estimated useful life of underground storage facilities is 20-35 years (with some components at 5 years).

(6)    In general, the estimated useful life of NGL pipelines will be 20-35 years (with some equipment at 5 years).

We capitalized $1.7 million of interest in connection with capital projects during the five months ended June 30, 2007.

The initial phase of the DEP South Texas NGL Pipeline System was placed in service in January 2007. This event resulted in the reclassification of associated construction-in-progress amounts to NGL pipelines and related equipment (as shown in the preceding table).

Note 6. Investments in and Advances to Unconsolidated Affiliate

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline, which consists of a 45% direct ownership interest in Evangeline Gas Pipeline Company, L.P. (“EGP”) and a 45.05% direct interest in Evangeline Gas Corp. (“EGC”). EGC also owns a 10% direct interest in EGP. Third parties own the remaining equity interests in EGP and EGC.

Evangeline owns a 27-mile natural gas pipeline system extending from Taft, Louisiana to Westwego, Louisiana that connects three electric generation stations owned by Entergy Louisiana. Evangeline’s most significant contract is a 21-year natural gas sales agreement with Entergy. Acadian Gas does not have a controlling interest in the Evangeline entities, but does exercise significant influence on Evangeline’s operating policies. Acadian Gas accounts for its financial investment in Evangeline using the equity method.

At June 30, 2007, the carrying value of our investment in Evangeline was $3.6 million. Our investment in Evangeline is classified within our Natural Gas Pipelines & Services business segment.

Note 7. Intangible Assets

Our intangible assets represent the value attributable to renewable storage contracts with various customers. We acquired these assets in connection with the purchase of storage caverns from a third party in January 2002. Due to the renewable nature of the underlying contracts, we amortize our intangible assets on a straight-line basis over the estimated remaining economic life of the storage assets to which they relate. We classify these intangible assets within our NGL & Petrochemical Storage Services business segment (see Note 11).

The gross value of these intangible assets was $8.1 million at inception. At June 30, 2007, the carrying value of these intangible assets was $6.9 million, respectively.

Note 8. Debt Obligations

On February 5, 2007, Duncan Energy Partners entered into a $300.0 million revolving credit facility having a $30.0 million sublimit for Swingline loans. DEP may also issue up to $300.0 million of letters of credit under this facility. Letters of credit outstanding under this facility reduce the amount available for borrowings. At the closing of its initial public offering, DEP made an initial draw of $200.0 million under this facility to fund the $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs. At June 30, 2007, the balance outstanding under this facility was $190 million.

This credit facility matures in February 2011 and will be used by DEP in the future to fund working capital and other capital requirements and for general partnership purposes. Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions). The revolving credit facility is also available to help fund distributions. DEP can increase the borrowing capacity under our revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million, by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders. No existing lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

Duncan Energy Partners’ revolving credit facility offers the following unsecured loans (as defined in the credit agreement), each having different minimum borrowing amounts and interest requirements:

▪

London Interbank Offered Rate (“LIBOR”) Loans.  LIBOR loans can be exercised in a minimum borrowing amount of $5.0 million and multiples of $1.0 million thereafter. No more than eight LIBOR loans may be outstanding at any time under the revolving credit facility. LIBOR loans bear interest at a rate per annum equal to LIBOR plus the applicable LIBOR margin. Unless LIBOR loans are repaid on interest payment dates, breakage costs could be incurred.

▪

Base Rate Loans.  Base Rate loans can be exercised in a minimum borrowing amount of $1.0 million and multiples of $500.0 thousand thereafter. These loans bear interest at a rate per annum equal to the Base Rate. The Base Rate is the higher of (i) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (ii) 0.5% per annum above the Federal Funds Rate in effect on such date.

▪

Swingline Loans.  Swingline loans can be exercised in a minimum borrowing amount of $1.0 million and multiples of $100.0 thousand thereafter. These loans bear interest at a rate per annum equal to LIBOR plus an applicable LIBOR margin.

Duncan Energy Partners’ year-to-date weighted-average variable interest rate paid was 6.17% for the year to date at June 30, 2007.

The revolving credit facility requires DEP to maintain a leverage ratio for the prior four fiscal quarters of not more than 4.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007; provided that, upon the closing of a permitted acquisition, such ratio shall not exceed (a) 5.25 to 1.00 at the last day of the fiscal quarter in which such specified acquisition occurred and at the last day of each of the two fiscal quarters following the fiscal quarter in which such specified acquisition occurred, and (b) 4.75 to 1.00 at the last day of each fiscal quarter thereafter. In addition, prior to obtaining an investment-grade rating by Standard & Poor’s Ratings Services, Moody’s Investors Service or Fitch Ratings, our interest coverage ratio, for the prior four fiscal quarters shall not be less than 2.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007.

Duncan Energy Partners’ revolving credit facility contains other customary covenants, including those restricting or limiting its ability, and the ability of certain of its subsidiaries, to:

▪	make distributions;

▪	incur additional indebtedness;

▪	grant liens or make certain negative pledges;

▪	engage in certain asset conveyances, sales, leases, transfers, distributions or otherwise dispose of certain assets, businesses or operations;

▪	make certain investments;

▪	enter into a merger, consolidation, or dissolution;

▪	engage in certain transactions with affiliates;

▪	directly or indirectly make or permit any payment or distribution in respect of its partnership interests; or

▪	permit or incur any limitation on the ability of any of our subsidiaries to pay dividends or make distributions to, repay indebtedness to, or make subordinated loans or advances to us.

If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following is an event of default under the credit agreement:

▪	non-payment of any principal, interest or fees when due under the credit agreement subject to grace periods;

▪	non-performance of covenants subject to grace periods;

▪	failure of any representation or warranty to be true and correct in any material respect when made;

▪	failure to pay any other material debt exceeding $10.0 million in the aggregate;

▪	a change of control; and

▪	other customary defaults.

Evangeline joint venture debt obligation

At June 30, 2007, long-term debt for Evangeline consisted of (i) $18.2 million in principal amount of 9.9% fixed interest rate senior secured notes due December 2010 (the “Series B” notes) and (ii) a $7.5 million subordinated note payable to an affiliate of the other co-venture participant (the “LL&E Note”). The Series B notes are collateralized by (i) Evangeline’s property, plant and equipment; (ii) proceeds from its Entergy natural gas sales contract; and (iii) a debt service reserve requirement. Scheduled principal repayments on the Series B notes are $5.0 million annually through 2009 with a final repayment in 2010 of approximately $3.2 million. The trust indenture governing the Series B notes contains covenants such as requirements to maintain certain financial ratios. Evangeline was in compliance with such covenants at June 30, 2007.

Evangeline incurred the LL&E Note obligations in connection with its acquisition of the Entergy natural gas sales contract in 1991 and formation of the venture. The LL&E Note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the note until such time as the Series B note holders are either fully cash secured through debt service accounts or have been completely repaid. Variable rate interest accrues on the subordinated note at a LIBOR rate plus 0.5%. The weighted-average variable interest rate paid on this debt was 5.87% six months ended June 30, 2007. At June 30, 2007, the amount of accrued but unpaid interest on the LL&E Note was approximately $8.4 million.

Note 9. Minority Interest and Parent Interest in Subsidiaries

As presented in our Unaudited Condensed Consolidated Balance Sheet, minority interest represents third-party ownership interests in the net assets of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interest in such amounts presented as minority interest.

In connection with Duncan Energy Partners’ initial public offering (see Note 1), EPO contributed to DEP 66% of the equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL. EPO retained the remaining 34% equity interest in each of these entities. We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest.

The following table presents the components of Parent interest in subsidiaries and minority interest as shown on our Unaudited Condensed Consolidated Balance Sheet at June 30, 2007:

Minority interest in limited partners of Duncan Energy Partners:
Non-affiliate public unitholders	$ 293,510
Parent interest in limited partners of Duncan Energy Partners:
EPO	30,529
Parent interest in subsidiaries of Duncan Energy Partners:
EPO	270,802
$ 594,841

Note 10. Members’ Equity

At June 30, 2007, member’s equity consisted of the capital account of EPO and accumulated other comprehensive income. Subject to the terms of our limited liability company agreement, we distribute available cash to EPO within 45 days of the end of each calendar quarter. No distributions have been made to date. The capital account balance of EPO was nominal at June 30, 2007.

At June 30, 2007, accumulated other comprehensive income was $247 thousand and related to change in the fair value of commodity financial instruments. See Note 3 for additional information on financial instruments.

Note 11. Business Segments

We classify our midstream energy operations in four reportable business segments: NGL & Petrochemical Storage Services, Natural Gas Pipelines & Services, Petrochemical Pipeline Services and NGL Pipeline Services. Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Combined property, plant and equipment and investments in and advances to our unconsolidated affiliate are allocated to each segment based on the primary operations of each asset or investment. The principal reconciling item between combined property, plant and equipment and the total value of segment assets is construction-in-progress. Segment assets represent the net carrying value of assets that contribute to the gross operating margin of a particular segment. Since assets under construction generally do not contribute to segment gross operating margin until completed, such assets are excluded from segment asset totals until they are deemed operational.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

Reportable Segments
	NGL and	Natural Gas
	Petrochemical	Pipelines	Petrochemical	NGL	Adjustments
	Storage	&	Pipeline	Pipeline	and	Consolidated
	Services	Services	Services	Services	Eliminations	Totals
Segment assets:
At June 30, 2007	$ 315,523	$ 206,753	$ 90,838	$ 131,288	$ 47,869	$ 792,271
Investments in and advances
to unconsolidated affiliate (see Note 6):
At June 30, 2007	--	3,641	--	--	--	3,641
Intangible Assets (see Note 7):
At June 30, 2007	6,850	--	--	--	--	6,850

Note 12. Related Party Transactions

Relationship with EPO

Prior to Duncan Energy Partners’ initial public offering, EPO was the shipper of record on the Sabine Propylene and Lou-Tex Propylene Pipelines through exchange agreements EPO had with third parties. In connection with this initial public offering, EPO assigned these third party exchange agreements to us. However, EPO remains jointly and severally liable with us to such third parties for our performance of these agreements.

We also provide underground NGL and petrochemical storage services to EPO. Historically, our related party revenues from such services were based on fees that were below market. Effective with the closing of Duncan Energy Partners’ initial public offering, we increased the storage fees we charge EPO to equal the market rates we charge third parties for storage services of similar scope, volume and duration.

Storage well measurement gains and losses occur when product movements into a storage well are different than those redelivered to customers. In connection with storage agreements entered into between EPO and Mont Belvieu Caverns effective concurrently with the closing of Duncan Energy Partners initial public offering, EPO has agreed to assume all storage well measurement gains and losses.

Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances. Beginning February 2007, the Mont Belvieu Caverns’ limited liability company agreement allocates to EPO any items of income or loss relating to net operational measurement gains and losses, including amounts that Mont Belvieu Caverns may retain as handling losses. As such, EPO is required each period to contribute cash to Mont Belvieu Caverns for net operational measurement losses and is entitled to receive distributions from Mont Belvieu Caverns for net operational measurement gains. We continue to record operational measurement gains and losses associated with the operation of our Mont Belvieu storage facility. However, these operational measurement gains and losses should not affect our net income or have a significant impact on us with respect to the timing of our net cash flows provided by operating activities and, accordingly, we have not established a reserve for operational measurement losses on our balance sheet.

In connection with Duncan Energy Partners’ initial public offering, South Texas NGL entered into a ten-year contract with EPO for the transportation of NGLs from south Texas to Mont Belvieu, Texas. Under this contract, EPO pays us a dedication fee of no less than $0.02 per gallon for all NGLs it produces at its Shoup and Armstrong NGL fractionation plants, whether or not any such volumes are actually shipped on our DEP South Texas NGL Pipeline System. EPO is currently the sole shipper on this pipeline system.

South Texas NGL does not take title to products transported on its pipeline system. EPO retains title and associated commodity risk for products it transports on the pipeline.

Omnibus Agreement. On February 5, 2007, EPO entered into an Omnibus Agreement with Duncan Energy Partners that governs the relationship with DEP regarding the following matters:

▪	indemnification for certain environmental liabilities, tax liabilities and right-of-way defects;

▪	reimbursement of certain expenditures for South Texas NGL and Mont Belvieu Caverns;

▪

a right of first refusal to EPO on DEP’s current and future subsidiaries and a right of first refusal on the material assets of these entities, other than sales of inventory and other assets in the ordinary course of business; and

▪	a preemptive right with respect to equity securities issued by certain of DEP’s subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

As stated above, in the Omnibus Agreement, EPO has indemnified Duncan Energy Partners against certain environmental and related liabilities arising out of or associated with the operation of the contributed assets prior to February 5, 2007. These liabilities include both known and unknown environmental and related liabilities. The indemnification will terminate on February 5, 2010 and there is an aggregate cap of $15.0 million on the amount of indemnity coverage. In addition, DEP is not entitled to indemnification until the aggregate amount of claims exceeds $250 thousand. Liabilities resulting from a change of law after February 5, 2007 are excluded from the environmental indemnity.

In the Omnibus Agreement, EPO has also indemnified DEP for liabilities related to:

▪

certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to DEP are located and failure to obtain certain consents and permits necessary to conduct its operations that arise through February 5, 2010; and

▪	certain income tax liabilities attributable to the operation of the contributed assets prior to February 5, 2007.

EPO has agreed to fund all construction costs in excess of amounts DEP expected to spend on our planned expansions of the DEP South Texas NGL Pipeline System (i.e. Phase II) and brine production capacity and above-ground reservoir projects of Mont Belvieu Caverns at the time of its initial public offering. DEP retained $30.6 million of the net proceeds from its initial public offering to fund its 66% share of post-February 5, 2007 estimated construction costs and liabilities.

The Omnibus Agreement may not be amended without the prior approval of the Audit, Conflicts and Governance Committee if the proposed amendment will, in the reasonable discretion of DEP Holdings, adversely affect holders of Duncan Energy Partners common units.

Relationship with EPCO

We have no employees. All of our operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). EPCO also provides general and administrative support services to us in accordance with the ASA. Enterprise Products Partners, EPO and the other affiliates of EPCO, including DEP, are parties to the ASA. We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including EPCO expenses reasonably allocated to us). In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, which may be applicable with respect to services provided by EPCO.

Relationship with Evangeline

We sell natural gas to Evangeline, which, in turn, uses such natural gas to satisfy its sales commitments to Entergy. Additionally, we have a service agreement with Evangeline whereby we provide Evangeline with construction, operations, maintenance and administrative support related to its pipeline system.

Relationship with TEPPCO

We lease an 11-mile pipeline extending from Pasadena, Texas to Baytown, Texas that is part of the DEP South Texas NGL Pipeline System. The primary term of this lease will expire on September 15, 2007, and will continue on a month-to-month basis subject to termination by either party upon 60 days notice. This pipeline is being leased by us until we complete the construction of a parallel pipeline in December 2007.

Note 13. Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters. Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity.

In 1997, Acadian Gas and numerous other energy companies were named as defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to under report the heating value, as well as the volumes, of natural gas produced from federal and Native American lands. The complaint alleges that the U.S. Government was deprived of royalties as a result of this conspiracy. The plaintiff in this case seeks royalties that he contends the U.S. government should have received had the heating value and volume been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). On October 20, 2006, the U.S. District Court dismissed all of Grynberg’s claims with prejudice. We expect Grynberg to appeal.

We are not aware of any other significant litigation, pending or threatened, that may have a significant adverse effect on our financial position or results of operations.

Redelivery Commitments

We transport natural gas and store natural gas, NGL and petrochemical products for third parties under various contracts. Under the terms of these agreements, we are generally required to redeliver volumes to the owner on demand. We are insured for any physical loss of such volumes resulting from catastrophic events. At June 30, 2007, NGL and petrochemical products aggregating 15.7 million barrels were due to be redelivered to their owners along with 632 billion British thermal units (“BBtus”) of natural gas.

Operating lease

We lease certain property, plant and equipment under non-cancelable and cancelable operating leases. Our significant lease agreements involve the lease of an underground storage cavern for the storage of natural gas held-for-sale and land held pursuant to right-of-way agreements. The current term of the cavern lease expires in December 2012, but may be extended through negotiations with the lessor. Our significant right-of-way agreements have original terms that range from five to 50 years and include renewal options that could extend the agreements for up to an additional 25 years.

Purchase Obligations

Acadian Gas has a product purchase commitment for the purchase of natural gas in Louisiana from the co-venture party in Evangeline. This purchase agreement expires in January 2013. Our purchase price under this contract approximates the market price of natural gas at the time we take delivery of the volumes.

We also have short-term payment obligations relating to capital projects we have initiated. These commitments represent unconditional payment obligations to pay vendors for services to be rendered or products to be delivered in connection with our capital spending programs. At June 30, 2007, we had approximately $25.2 million in outstanding purchase commitments. These commitments primarily relate to announced expansions of our DEP South Texas NGL Pipeline System (Phase II) and Mont Belvieu Caverns’ storage facility. Both expansions are expected to be completed in 2007.